Exhibit 99.1

October 7, 2013

For More Information:

Aaron Pearce 414-438-6895

aaron_pearce@bradycorp.com

For Immediate Release

Brady Corporation President and CEO Retires, CFO Named Interim Leader

MILWAUKEE — Brady Corporation (NYSE: BRC) today announced the retirement of President and Chief Executive Officer Frank M. Jaehnert and the appointment of current Senior Vice President and Chief Financial Officer Thomas J. Felmer as Interim President and CEO.  At the request of the Board, Mr. Jaehnert will remain with the Company in a consultative position until December 31, 2013, to ensure a sound transition.

“We are grateful for the service and leadership Frank has provided over the past decade, and we wish him well in the future,” said Conrad Goodkind, the Lead Independent Director of Brady’s Board. “Over the last 10 years, he has led the company through acquisitions and international expansion and Brady has more than doubled its revenues.  More recently, he has spearheaded a reorganization that has positioned us for future growth.  The Board is committed to this process.  On behalf of the entire Board, I express our appreciation to Frank.”

“I have enjoyed working with an exceptional group of talented and special people, and I want to thank all of Brady’s employees, leadership team and the Board of Directors for their support over the years. I am confident that the company is positioned well for the future and will succeed in its plans and continue to be a leader in its markets.  I wish Tom Felmer, the executive management team and the Board all the best as they continue to transform the company,” Jaehnert said.

Goodkind said that Felmer will retain his responsibilities as CFO and Senior Vice President while the Board conducts a search for a new President and CEO.

“Tom has broad business experience and nearly 25 years with Brady. The Board is confident that he will do a great job while the search for Brady’s next leader is conducted,” Goodkind added. “We have a strong leadership team in place that is committed to growing shareholder value and continuing our goal of exceeding customer expectations.”

Goodkind said the changes are effective immediately and that the search for a new President and CEO will begin as soon as possible.

Brady Corporation is an international manufacturer and marketer of complete solutions that identify and protect premises, products and people. Brady’s products help customers increase safety, security, productivity and performance and include high-performance labels, signs, safety devices, printing systems and software, and precision die-cut materials. Founded in 1914, the company has a diverse customer base in electronics, telecommunications, manufacturing, electrical, construction, education, medical and a variety of other industries. Brady is headquartered in Milwaukee, Wisconsin and as of July 31, 2013 employed approximately 7,400 people in its worldwide businesses. Brady stock trades on the New York Stock Exchange under the symbol BRC. More information is available on the Internet at www.bradycorp.com.

In this news release, statements that are not reported financial results or other historic information are “forward-looking statements.” These forward-looking statements relate to, among other things, the Company’s future financial position, business strategy, targets, projected sales, costs, earnings, capital expenditures, debt levels and cash flows, and plans and objectives of management for future operations.  The use of words such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “should,” “project” or “plan” or similar terminology are generally intended to identify forward-looking statements. These forward-looking statements by their nature address matters that are, to different degrees, uncertain and are subject to risks, assumptions, and other factors, some of which are beyond Brady’s control, that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. For Brady, uncertainties arise from:  Implementation of the Workplace Safety strategy; the length or severity of the current worldwide economic downturn or timing or strength of a subsequent recovery; future financial performance of major markets Brady serves, which include, without limitation, telecommunications, hard disk drive, manufacturing, electrical, construction, laboratory, education, governmental, public utility, computer, healthcare and transportation; future competition; changes in the supply of, or price for, parts and components; increased price pressure from suppliers and customers; Brady’s ability to retain significant contracts and customers; fluctuations in currency rates versus the U.S. dollar; risks associated with international operations; difficulties associated with exports; risks associated with obtaining governmental approvals and maintaining regulatory compliance; Brady’s ability to develop and successfully market new products; risks associated with identifying, completing, and integrating acquisitions; risks associated with divestitures and businesses held for sale; risks associated with restructuring plans; environmental, health and safety compliance costs and liabilities; risk associated with loss of key talent; risk associated with product liability claims; technology changes and potential security violations to the Company’s information technology systems; Brady’s ability to maintain compliance with its debt covenants; increase in our level of debt; potential write-offs of Brady’s substantial intangible assets; unforeseen tax consequences; risk, associated with our ownership structure; and numerous other matters of national, regional and global scale, including those of a political, economic, business, competitive, and regulatory nature contained from time to time in Brady’s U.S. Securities and Exchange Commission filings, including, but not limited to, those factors listed in the “Risk Factors” section within Item 1A of Part I of Brady’s Form 10-K for the year ended July 31, 2013. These uncertainties may cause Brady’s actual future results to be materially different than those expressed in its forward-looking statements. Brady does not undertake to update its forward-looking statements except as required by law.